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Exhibit 10.38

Summary of Unwritten Compensation Arrangements
Applicable to Named Executive Officers of Overstock.com, Inc.

        The Company is not a party to any written employment agreement with any of its named executive officers.

        The Company pays each of its named executive officers (as defined in Item 402(a)(3) of Regulation S-K) base salaries at the annual rate of $200,000. The Company does not pay its Chief Executive Officer, Patrick M. Byrne, any base salary. On January 15, 2008, the Compensation Committee of the Board of Directors of the Company approved restricted stock awards under the Company's 2005 Equity Incentive Plan, bonus payments and 2008 salaries as follows:

Name and Title	Bonus	2008 Salary	Restricted Stock Units(1)
Patrick M. Byrne, Chief Executive Officer(2)	0	0	15,000
Jonathan E. Johnson III, Senior Vice President, Corporate and Legal Affairs	$225,000	$200,000	15,000
Stormy Simon, Senior Vice President, Customer Care, PR and Branding	$225,000	$200,000	15,000
Jason Lindsey, Employee(3)	$225,000	$100,000	7,500
David Chidester, Senior Vice President, Finance	$175,000	$200,000	15,000
Stephen Tryon, Senior Vice President, Logistics	$175,000	$200,000	15,000
Samuel Peterson, Senior Vice President, Technology	$175,000	$200,000	15,000
Jacob Hawkins, Senior Vice President, Change Management	$175,000	$200,000	15,000

(1)
Each restricted stock unit represents a contingent right to receive one share of Overstock.com, Inc. common stock. The restricted stock units vest as to 25% at the close of business on January 14, 2009, 25% at the close of business on January 14, 2010, and the remaining 50% at the close of business on January 14, 2011. Vested shares will be delivered to the reporting person promptly after the restricted stock units vest.

(2)
The Chief Executive Officer of the Company, Dr. Patrick M. Byrne, declined to accept any bonus payment relating to 2007 nor any salary for 2008.

(3)
Mr. Lindsey resigned as the Company's President and Chief Operating Officer and as a member of the Board of Directors on December 31, 2007, but will remain an employee of the Company and will work on special projects as requested from time to time by the Company.

        In addition, the Company has previously granted stock options and performance shares to named executive officers under the 2005 Equity Incentive Plan and the Company's Performance Share Plan (see Item 15 of Part IV, "Financial Statements"—Note 17—"Stock Based Awards" and Note 18—"Performance Share Plan").

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  Exhibit 10.38